CH&S Draft - 8/14/2001

3298622_5.DOC

BUILDING 311 THE ARSENAL WATERTOWN, MASSACHUSETTS
SUBLEASE BASIC INFORMATION

DATE:	As of August 1, 2001

SUBLESSOR:	Arthur D. Little, Inc., a Massachusetts corporation

SUBLESSEE:	Primix Solutions Inc., a Delaware corporation

SUBLEASED
PREMISES:	Portion of fourth floor
Building 311
The Arsenal
Watertown, Massachusetts

NET RENTABLE
AREA OF SUBLEASED
PREMISES:	36,560 square feet

TERM COMMENCEMENT
DATE:	August 1, 2001

RENT COMMENCEMENT
DATE:	August 1, 2001

TERM EXPIRATION:	See Section 3

BASE RENT:	For the period from August 1, 2001 through December 31, 2005: Nine Hundred Fourteen Thousand ($914,000) Dollars ($25.00 per rentable square foot) per year.

For the period from January 1, 2006 through December 31, 2010: Nine Hundred Eighty-Seven Thousand One Hundred Twenty ($987,120) Dollars ($27.00 per rentable square foot) per year.

INCREMENTAL ADDITIONAL
RENT:	$ 846,570.75

SECURITY DEPOSIT:	$ 685,500.03

PERMITTED USES:	Corporate offices

SUBLESSEE’S AND
SUBLESSOR’S ADDRESS
FOR NOTICES:	See Section 15

EXHIBITS:	Exhibit A – Copy of Master Lease
Exhibit B – Diagram of Subleased Premises
Exhibit C – Expansion Space

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SUBLEASE

This Sublease is entered into as of August 1, 2001, by and between Arthur D. Little, Inc. (“Sublessor”) and Primix Solutions Inc. (“Sublessee”), as a sublease under that certain Lease dated as of June 24, 1999 as amended by a First Amendment to Lease (the “First Amendment”) dated as of May __, 2000 and by a Second Amendment to Lease dated as of August 24, 2000 (as further amended from time to time after the date hereof, the “Master Lease”), between Charles River Business Center Associates, L.L.C. (“Master Lessor”), as Lessor, and Arthur D. Little, Inc., as Lessee.  A copy of the Master Lease is attached hereto as Exhibit A.

WHEREAS, Sublessee desires to sublease from Sublessor and Sublessor desires to sublease to Sublessee 36,560 net rentable square feet on the 4th floor of the premises at Building 311, The Arsenal, Watertown, Massachusetts, leased by Master Lessor to Sublessor under the Master Lease, on the terms and conditions set forth below.

WITNESSETH

Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor the area and space described in Section 1 below as the Subleased Premises for the term and subjectto the terms, covenants, agreements, and conditions hereinafter set forth, to each and all of which Sublessor and Sublessee hereby mutually agree.

1.             Subleased Premises.  The “Subleased Premises” consist of 36,560 square feet of net rentable area on the 4th floor of Building 311, The Arsenal, Watertown, Massachusetts (the “Building”), as shown on Exhibit B hereto.  Sublessor hereby subleases to Sublessee, and Sublessee hereby hires from Sublessor, the Subleased Premises.  The Subleased Premises excludes exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, but include all Sublessee special installations, stairs, special flues, special air conditioning facilities and specially installed or leased telephone or electric switchboards.  If the Subleased Premises includes less than the entire rentable area of any floor, the Subleased Premises exclude the common corridors, elevator lobby and toilets located on such floor.

Subject to reasonable rules of general applicability to all other occupants in the Building from time to time made by Sublessor of which Sublessee is given notice and the Rules and Regulations (as defined in the Master Lease), Sublessee shall have, as appurtenant to the Premises, the right to use in common with other occupants of the Building:

(a)           The elevator shafts, fire escapes, interior stairwells and entrances and exits to the Building;

(b)           All installations designed and intended for common use and serving the Subleased Premises such as but not limited to telephone, electricity, gas, hot and cold water, sewer, heat, ventilation and air conditioning;

(c)           All apparatus and equipment designed and intended for common use and serving the Subleased Premises such as but not limited to elevators, tanks, pumps, motors, electrical switchgear, fans, compressors and control apparatus and equipment, excluding from such apparatus and equipment all parts thereof, and all items affixed or connected thereto, not designated or intended for common use; and

(d)           If the Subleased Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor.

Sublessor reserves the right from time to time, without unreasonable interference with Sublessee’s use:  (i) to install, use, maintain, repair, replace and relocate for service to the Subleased Premises and/or other parts of the Building, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Subleased Premises or Building, and (ii) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better.  Installations, replacements and relocations referred to in clause (i) above shall be located, so far as practicable, in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Subleased Premises.

2.             Incorporation of Master Lease.  All of the terms, covenants, and conditions of the Master Lease, insofar as they relate to the Subleased Premises, are hereby incorporated by reference in this Sublease and made a part hereof as if the same were set forth in full in this Sublease, except:

(a)           the basic lease provisions applicable to this Sublease shall be as set forth on the first page hereof, and shall supersede the comparable provisions in the Master Lease;

(b)           the Base Rent, Incremental Additional Rent, and additional rent payable by Sublessee to Sublessor in respect of the Subleased Premises shall be in the amount and shall be payable as provided in Section 4 hereof;

(c)           for defaults in the payment of Base Rent, Incremental Additional Rent, additional rent (including Sublessee's share of Base Building Operating Expenses, Operating Expenses of the Complex and Taxes (each as defined in the Master Lease) increases), amounts on account of the Security Deposit, or any other sums or amounts due under this Sublease (whether characterized as rent, additional rent, or otherwise), the grace period shall be five (5) calendar days after written notice to Sublessee (it being agreed, however, that Sublessee shall not be entitled to, and Sublessor shall not be obligated to deliver, more than one (1) such notice for any monetary or payment default under this Sublease during any twelve (12) month period during the Term hereof, and after Sublessee has received one (1) such notice of monetary default during any such twelve (12) month period (regardless of whether such default is cured by Sublessee), the grace period for any and all subsequent monetary and payment defaults under this Sublease during such twelve (12) month period (whether such subsequent defaults are similar in nature to or different from the monetary or payment default for which Sublessee received such written notice) shall be five (5) calendar days with no notice);

(d)           for defaults other than payment defaults, the grace period shall be five (5) calendar days less than provided for Sublessor, as lessee, under the Master Lease;

(e)           Sublessor's Extension Options and Right of First Offer (each as described in Exhibit M of the Master Lease) and Sublessor's signage rights (as described in Section 5.1, Exhibit J and Exhibit S of the Master Lease) shall not operate for the benefit of Sublessee and may not be enforced by Sublessee;

(f)            the following sections of the Master Lease (the "Excluded Sections") shall not be applicable to this Sublease:

Article IV:	Commencement and Condition, excluding:
	Section 4.2(e):	Landlord Covenants Re: Base
Building (which shall be applicable),
and
	Section 4.3:	Conclusiveness of Landlord's
Performance (which shall be
applicable), and
Article VI:	Assignment and Subletting, excluding:
	Section 6.3:	Attornment by Subtenant (which shall be
applicable)

Section 1.2:	Basic Data
Section 2.2(b):	Tenant's Share of Parking Spaces
Section 2.2(d):	Common Facilities/changes
Section 5.1(c):	Watertown Zoning Ordinance/permits or approval
Section 5.2(a):	Installations and Alterations by Tenant
Section 5.2(e):	Future Expansion Space
Section 7.4(e):	Service Interruption (except to the extent Sublessee
has the benefit of the rent abatement set forth in
Section 2(g) hereof)
Section 7.5:	Electricity
Section 7.6:	Tenant's Right to Self-Help
Section 9.3	Utility Payments
Section 10.1:	Indemnity
Section 12.1:	Abatement of Rent
Section 12.2:	Landlord's Right of Termination
Section 12.3:	Restoration
Section 12.5:	Tenant’s Insurance
Section 14.2.2(b):	Hazardous Materials/Environmental Conditions
Section 15.7(b):	Rules and Regulations
Section 15.22:	Brokerage
Section 15.23:	Dispute Resolution
Exhibit A-1:	Tenant's Exclusive Parking Areas Adjacent
Landscaping
Exhibit C:	Commencement Date Letter
Exhibit H:	Milestone Dates
Exhibit I:	Form of Subordination, Nondisturbance and
Attornment Agreement
Exhibit J:	Common Facilities
Exhibit L:	Provisions Applicable to Construction of Tenant
Improvements
Exhibit L-1:	Approval of Tenant Improvement Plans
Exhibit O:	List of Proposed Tenants with Expansion Rights
Exhibit P:	Measurement Method
Exhibit S:	Signage in Compliance with Sign Standards
Exhibit M:
Section A:	(Extension Option)
Section C:	(Right of First Refusal)
Section D:	(SNDA)

The following defined terms in Section 1.3: Rent Commencement Date, and Scheduled Term Commencement Date, and such other terms as are used only in the Excluded Sections.

All of the First Amendment, excluding: New Exhibits E, F, K, K-1a, K-1b, K-2b, K-2c, K-4a, K-4b, K-5, K-6 and L-3 (all of which shall be applicable and shall, to the extent applicable, replace the Exhibit so replaced by the same in the Master Lease)

(g)           Sublessor's right to abatement of rent pursuant to Section 7.4(e) of the Master Lease shall not operate for the benefit of Sublessee and may not be enforced by Sublessee, provided that Sublessee shall be entitled to receive its pro rata share of any rent abatement received by Sublessor pursuant to such Section 7.4(e) to the extent and only to the extent that such rent abatement is due to a Service Interruption (as such term is defined in the Master Lease) which affects the Subleased Premises; and

(h)           the term "Landlord" as used in the Master Lease shall mean Sublessor hereunder and the term "Tenant" as used in the Master Lease shall mean Sublessee hereunder.

In the event of any conflict between the provisions of the Master Lease incorporated by reference herein and the specific provisions of this Sublease, the specific provisions of this Sublease shall control, provided that nothing herein contained shall be construed to derogate from the obligations of Sublessor and Sublessee to comply with the provisions of the Master Lease; and those incorporated provisions of the Master Lease which are protective and for the benefit of Landlord shall in this Sublease be deemed to be protective and for the benefit of both the Landlord and the Sublessor, and those incorporated provisions of the Master Lease which are protective and for the benefit of the Tenant shall in this Sublease be deemed protective and for the benefit of the Sublessee.

In the event of any default on the part of Sublessee under any of the terms, covenants, and conditions of this Sublease (including those terms, covenants, and conditions of the Master Lease incorporated by reference herein), Sublessor shall have the same rights and remedies against Sublessee under this Sublease as are available to Master Lessor against Sublessor, as lessee under the Master Lease.

Sublessee represents to Sublessor that it has read the Master Lease and that it is familiar with the contents thereof.  Sublessee covenants and agrees that it will perform, comply with, and observe all of the terms, covenants, and conditions contained in the Master Lease and applicable to Tenant, insofar as they relate to the use and occupancy of the Subleased Premises, except for the Excluded Sections and those provisions made inapplicable by the express provisions of this Sublease.

3.             Term.  The initial term of this Lease shall be six (6) months, commencing on the Term Commencement Date and expiring at 5:00 p.m. on January 31, 2002 (the "Term"), unless extended in accordance with the provisions of this Section 3 or earlier terminated as a result of the termination of the Master Lease, or the termination of this Sublease.  For purposes of this Sublease, the term "Term" shall be deemed to mean and include, as and to the extent applicable, the initial Term of this Sublease, as the same may be extended for the First Extension, the Second Extension, the Third Extension (as those terms are defined below in this Section 3), and for the Option Term (as that term is defined in Section 18 of this Sublease), as the case may be.

Provided that there has been no default by Sublessee under this Sublease during the initial Term which has not been cured within any applicable grace period or waived by Sublessor, and provided that this Sublease is in full force and effect, the initial Term of this Sublease shall automatically be extended for one (1) period of six (6) calendar months (the "First Extension").  If the initial Term is so automatically extended, the First Extension shall commence upon the expiration of the initial Term, and shall expire at 5:00 p.m. on July 31, 2002, and shall be on the same terms and conditions as are set forth in this Sublease, except that the only then-remaining rights of extension shall be for the Second Extension, the Third Extension, and the Option Term, all subject to and in accordance with the provisions of this Sublease.

Provided that there has been no default by Sublessee under this Sublease during the First Extension which has not been cured within any applicable grace period or waived by Sublessor, and provided that this Sublease is in full force and effect, the initial Term of this Sublease, as so extended for the First Extension, shall automatically be extended for one (1) additional period of six (6) calendar months (the "Second Extension"). If the initial Term, as so extended, is so automatically extended for the Second Extension, the Second Extension shall commence upon the expiration of the First Extension, and shall expire at 5:00 p.m. on January 31, 2003, and shall be on the same terms and conditions as are set forth in this Sublease, except that the only then-remaining rights of extension shall be for the Third Extension and the Option Term, all subject to and in accordance with the provisions of this Sublease.

Provided that there has been no default by Sublessee under this Sublease during the Second Extension which has not been cured within any applicable grace period or waived by Sublessor, and provided that this Sublease is in full force and effect, the initial Term of this Sublease, as so extended for the First Extension and the Second Extension, shall automatically be extended for one (1) additional period of seven (7) years and eleven (11) months (the "Third Extension").  If the initial Term, as so extended, is so automatically extended for the Third Extension, the Third Extension shall commence upon the expiration of the Second Extension, and shall expire at 5:00 p.m. on December 31, 2010, and shall be on the same terms and conditions as are set forth in this Sublease, except that the only then-remaining right of extension shall be for the Option Term, subject to and in accordance with the provisions of this Sublease.

Notwithstanding anything contained in this Sublease to the contrary, this Sublease shall terminate automatically upon any termination of the Master Lease; provided, however, that Sublessee agrees that, in the event of any termination of the Master Lease or in the event Master Lessor succeeds to the interest of Sublessor in the Master Lease or this Sublease, Sublessee shall, at Master Lessor’s request, attorn to Master Lessor on the terms of this Sublease and, in such event, this Sublease shall remain in full force and effect between Sublessee and Master Lessor as if the Master Lease had not terminated, and Sublessee shall execute such instruments of attornment as Master Lessor shall reasonably request.

4.             Rent.  During the period from the Rent Commencement Date to and including December 31, 2005 (provided this Sublease remains in full force and effect), Sublessee shall pay to Sublessor base rent ("Base Rent") for the Subleased Premises in the amount of Nine Hundred Fourteen Thousand ($914,000) Dollars per year, in equal monthly installments of $76,166.67 per month, payable in advance on the first day of each calendar month.  During the period from August 1, 2005 to and including July 31, 2010 (provided this Sublease remains in full force and effect), Sublessee shall pay to Sublessor Base Rent for the Subleased Premises in the amount of Nine Hundred Eighty-Seven Thousand One Hundred Twenty ($987,120) Dollars per year, in equal monthly installments of $82,260.00 per month, payable in advance on the first day of each calendar month.

Sublessee shall also pay to Sublessor, in addition to Base Rent, Incremental Additional Rent in the amount of Eight Hundred Forty-Six Thousand Five Hundred Seventy and 75/100 ($846,570.75) Dollars, which Incremental Additional Rent shall be payable in twelve (12) equal monthly installments of Seventy Thousand Five Hundred Forty-Seven and 56/100 ($70,547.56) Dollars each, with the first such payment being due and payable on the earlier to occur of (i) an Approved Change in Control (as that term is defined in Section 7 hereof), or (ii) January 1, 2002, and each subsequent payment being due and payable in advance on the first day of each calendar month thereafter until paid in full.

The Base Rent payable hereunder shall be increased by the amount of Base Building Operating Expenses, Operating Expenses of the Complex and Taxes (as such terms are defined in the Master Lease) allocable to the Subleased Premises, provided that for purposes of this Sublease, Base Building Operating Expenses shall be deemed to include all expenses incurred by Sublessor (exclusive of its payments of Operating Expenses of the Complex and Taxes to the extent included therein) in operating and maintaining the Building and its appurtenances, including but without limitation, premiums for fire, casualty, liability and such other insurance as Sublessor may from time to time maintain with respect to the Building; insurance deductibles; security expenses; compensation and all fringe benefits, workmen’s compensation insurance premiums and payroll taxes paid by Sublessor to, for or with respect to all persons engaged in operating, maintaining, or cleaning of the Building or related common areas; steam, water, sewer, electric, gas, telephone and other utility charges not billed directly to subtenants by Sublessor or the utility; costs of building and cleaning supplies and equipment (including rental); costs of maintenance, cleaning and repairs; costs of snow plowing or removal, or both, and care of landscaping; payments to independent contractors under service contracts for cleaning, operating, managing, maintaining and repairing the Building and said common areas; all other expenses paid in connection with the operation, cleaning, maintenance and repair of the Building and said common areas, or either; the amortized portion, properly attributable to the fiscal year in question, of the cost, with interest thereon at a rate reasonably determined by Sublessor, of any capital improvements made to the Building by Sublessor after the original construction of the Building which are anticipated to result in a reduction in Base Building Operating Expenses or are required under any governmental law or regulation not applicable to the Building at the time of its construction; and the management fee determined in accordance with paragraph 4 of Exhibit D to the Master Lease.  In the event the Building shall be less than fully occupied, Sublessor shall have the right equitably to adjust the Base Building Operating Expenses to correspond to the actual occupancy of the Building in respect of those expenses which are variable (e.g., cleaning) on account of the extent of the occupancy of the Building.

Sublessee and Sublessor agree that the proportionate share of Base Building Operating Expenses allocable to the Subleased Premises is 9.9863%, and the proportionate share of Operating Expenses of the Complex and Taxes allocable to the Subleased Premises is 5.1714%, provided that such percentages may change to reflect any changes in the total rentable square footage of the Subleased Premises, Building or the Complex (as defined in the Master Lease) and provided further that if any utilities or services are provided to less than all of the rentable space in the Building, Sublessee shall pay its share of said charges based upon the area of the Subleased Premises relative to the area of the entire space to which utilities are provided.  Sublessor shall notify Sublessee in writing from time to time as to the amounts and payment dates of such expenses and taxes, and Sublessee shall pay such amounts to Sublessor in addition to the Base Rent within ten (10) business days of receipt of Sublessor’s invoice therefor.  Sublessee shall be responsible for paying all charges for electricity related to the Subleased Premises.  Electricity for lights and plugs shall be separately metered at Sublessor’s sole cost and expense.  Sublessor shall not be liable for any interruption or failure in the supply of any utilities to the Subleased Premises; provided, however, that, to the extent Sublessor is entitled to a rent abatement under the Master Lease pursuant to Section 7.4(e) thereof, Sublessee shall be entitled to an equitable abatement of the rent hereunder taking into account the rentable area of the Subleased Premises and the remainder of the Building and the degree of interruption of such services to the Subleased Premises compared to the degree of interruption suffered by the remainder of the Building.

Sublessee shall pay, as additional rent, on the first day of each month during the Term monthly payments equal to 1/12th of the amount of additional rent Sublessor estimates to be payable pursuant to this Section 4 during each fiscal year.  Estimated monthly payments for each ensuing fiscal year shall be made retroactively to the first day of the fiscal year in question, with an appropriate additional payment or refund, if any, to be made at the end of such fiscal year.  Without limitation of the foregoing, if Sublessor should reasonably determine during the course of any fiscal year that additional payments on account of Base Building Operating Expenses will be required to be made by Sublessee, Sublessor may require Sublessee to make estimated monthly payments on account thereof and such payments shall be due as additional rent with a final adjustment to be made at the end of such fiscal year.

Within ninety (90) days after the expiration of each fiscal year (or if this Sublease shall expire or be terminated during a fiscal year, after the expiration or termination of this Sublease), Sublessor shall furnish Sublessee with a statement setting forth the Base Building Operating Expenses for such fiscal year (or applicable portion thereof).  Such statement shall be accompanied by a computation of the amount, if any, of the additional rent payable to Sublessor pursuant to this Section 4 or the amount, if any, overpaid by Sublessee.  Any additional rent payable by Sublessee under this Section 4 shall be paid within ten (10) business days after Sublessor has furnished Sublessee with the foregoing statement.  In the event such statement indicates an overpayment by Sublessee, such overpayment shall be credited against Sublessee’s future obligations under this Section 4, or, if the Term has expired, the same shall be refunded to Sublessee within ten (10) days of delivery of such statement.

Except as otherwise specifically provided herein, any sum, amount, item or charge payable by Sublessee hereunder shall constitute additional rent and shall be paid by Sublessee to Sublessor in advance on the first (1st) day of the month following the date on which Sublessor notifies Sublessee of the amount payable or on the tenth (10th) day after the giving of such notice, whichever shall be later.

5.             Security Deposit.  Sublessee shall pay to Sublessor the sum of Six Hundred Eighty-Five Thousand Five Hundred and 03/100 ($685,500.03) Dollars (the "Security Deposit") in accordance with the provisions of this Section 5, to be held by Sublessor as security for the payment of all Base Rent, Incremental Additional Rent, additional rent and other sums of money payable under the terms of this Sublease, and for the faithful performance by Sublessee of each of its other obligations hereunder.  Subject to the acceleration of such payments pursuant to the provisions of Section 19 of this Sublease, the Security Deposit shall be paid to Sublessor in monthly installments of Thirty Thousand ($30,000) Dollars each, with the first such installment being due and payable upon the execution and delivery of this Sublease, and each subsequent installment being due and payable on the first day of each calendar month thereafter (provided that this Sublease remains in full force and effect), until the Security Deposit has been paid to Sublessor in full.  Notwithstanding the foregoing, but subject to the acceleration of such payments pursuant to the provisions of Section 19 of this Sublease, from and after the occurrence of an Approved Change in Control (as that term is defined in Section 7 of this Sublease), the amount of each such monthly installment shall automatically be increased to Fifty Thousand ($50,000) Dollars (provided that this Sublease remains in full force and effect) until the Security Deposit has been paid to Sublessor in full.  In the event of a default by Sublessee under this Sublease which is not cured within the applicable grace period, Sublessor, at Sublessor’s election and with or without terminating this Sublease and without prejudice to any other right or remedy Sublessor may have under this Sublease, at law and in equity on account of such default, may immediately apply all or any portion of the Security Deposit necessary to cure or remedy such default and to reimburse Sublessor for any and all costs, fees (including, without limitation, reasonable attorneys' fees) and expenses incurred by Sublessor in connection with such default, the cure thereof and the enforcement of such rights and remedies.  Sublessee shall immediately replenish any portion of the Security Deposit so applied so that at all times Sublessor is holding the full amount of the Security Deposit due as of such date in accordance with the payment procedure described in this Section 5, and further subject to the acceleration of such payments pursuant to the provisions of Section 19 hereof.   The Security Deposit is not an advance payment of rent or a measure or limit of Sublessor's damages upon a default by Sublessee under this Sublease.  The Security Deposit may be commingled with other funds, and no interest shall be paid thereon.  If Sublessor transfers its interest in the Subleased Premises and the transferee assumes Sublessor's obligations under this Sublease, then Sublessor may assign the Security Deposit to the transferee and Sublessor thereafter shall have no further liability for the return of the Security Deposit.  Upon the expiration of the Term of this Sublease, any unapplied portion of the Security Deposit shall be promptly returned to Sublessee.

6.             Condition of Subleased Premises.  Reference is made to the covenants, representations and warranties made by Master Lessor in Sections 4.2(e), 4.3 and 14.2.2(b) in the Master Lease with respect to the Building and the Complex.  In the event of any breach of any such covenant, representation or warranty, Sublessee hereby agrees to look solely to Master Lessor for recovery of any loss, cost or damage suffered by Sublessee as a result thereof.  Sublessee expressly agrees that Sublessor shall not be liable for breach of any such covenant, representation or warranty.  To the extent legally enforceable, Sublessor agrees that Sublessee shall have the right to pursue any remedy that the Sublessor would have against Master Lessor with respect to any loss, cost or damage suffered by Sublessee arising out of a breach of such a covenant, representation or warranty by Master Lessor.  Sublessee shall have the right to take such action in its own name (or in the name of Sublessor if such action would be barred in Sublessee’s name due to lack of privity) and at its own expense, and for that purpose and only to such extent, all of the rights of Sublessor under the Master Lease with respect thereto shall be and hereby are conferred upon and assigned to Sublessee and Sublessee shall be and is hereby subrogated to such rights to the extent that the same shall apply to the Subleased Premises, provided and only to the extent that such action against Master Lessor in the Sublessee’s name shall be barred by reason of lack of privity of contract.  If Sublessor shall take, or participate in, or shall be requested to participate or assist in any action in the enforcement of Sublessee’s rights against Master Lessor, Sublessor shall cooperate with Sublessee as reasonably requested by Sublessee and Sublessee agrees to reimburse Sublessor for all expenses reasonably incurred by Sublessor, including, without limitation, the attorney’s fees of Sublessor.  Provided that Sublessor has performed its obligations under this grammatical paragraph, Sublessee hereby agrees to indemnify and hold harmless and defend Sublessor from and against any and all damages, claims and liabilities to others resulting or allegedly resulting from any action or proceeding taken or instituted by Sublessee (or by Sublessor at Sublessee’s request) pursuant to this grammatical paragraph whether or not Sublessor joins in the same.

Sublessee hereby accepts the Subleased Premises in their “AS-IS” condition as of the date of this Sublease, without warranty or representation of any kind or nature (express or implied, by operation of law or otherwise), and Sublessor shall have no obligation to perform any work therein (including, without limitation, demolition or any improvements existing therein or construction of any tenant finish work or other improvements therein) and shall not be obligated to reimburse Sublessee or provide any allowance for any costs related to the demolition or construction of improvements therein.

Sublessee shall not make or cause to be made any modifications, alterations, improvements, changes, or additions to the Subleased Premises without the prior written consent of Sublessor and, to the extent required by the Master Lease, Master Lessor.  Any such modifications, alterations, improvements, changes, or additions shall, to the extent approved, be made at Sublessee’s expense, in a good and workmanlike manner, in accordance with all applicable laws and codes, pursuant to plans and specifications approved in writing by Sublessor and, to the extent required by the Master Lease, Master Lessor.  At Sublessor's election, Sublessee shall, all at Sublessee's expense, at the expiration or earlier termination of the Term of this Sublease, remove all or such portion of such modifications, alterations, improvements, changes, or additions as Sublessor may require, and restore the Subleased Premises to their condition prior to the making of such modifications, alterations, improvements, changes, or additions.  Sublessor may withhold or condition its consent to any such proposed modifications, alterations, improvements, changes, or additions in Sublessor's sole and absolute discretion; provided, however, that the consent of Sublessor shall not be unreasonably withheld in those circumstances where, pursuant to the Master Lease, the consent of Master Lessor shall not be unreasonably withheld.

7.             Subletting and Assignment.  Sublessee shall not voluntarily, involuntarily, or by operation of law, assign, transfer, mortgage, pledge, or encumber this Sublease or any interest herein, or sublease or allow any third party to use or occupy all or any portion of the Subleased Premises (each of the foregoing hereinafter referred to as a “Transfer”), without the prior written consent of Sublessor, which consent may be withheld or conditioned in Sublessor's sole and absolute discretion, except as otherwise provided herein. Any dissolution, merger, consolidation, or other reorganization of Sublessee, or the sale or other transfer or disposition (in a single transaction or a series of transactions) of a controlling percentage of the stock of, or other effective change in control of Sublessee, or any sale of all or substantially all of the assets of Sublessee (each, a “Change of Control”), shall also be deemed to constitute a “Transfer” for purposes of this Sublease, and shall not be effectuated without the prior written consent of Sublessor, which consent may be withheld or conditioned in Sublessor's sole and absolute discretion, except as otherwise provided herein.

Any Transfer without Sublessor's prior written consent shall be null and void ab initio and constitute an immediate default under this Sublease, with respect to which, and notwithstanding anything contained in this Sublease to the contrary, there shall be no notice or cure period.

Notwithstanding the foregoing, Sublessor's consent to a proposed Transfer in the nature of a Change of Control (or in the nature of an assignment of Sublessee's interest in this Sublease in connection with a Change of Control), shall not be unreasonably withheld, provided that: (i) the reputation, net worth, creditworthiness, financial condition and management of the surviving corporation or entity is satisfactory to Sublessor in Sublessor's reasonable discretion, and (ii) the surviving corporation or entity agrees in writing with Sublessor, in a form satisfactory to Sublessor, to assume all of Sublessee's obligations under this Sublease and to be bound by all of the terms and conditions of this Sublease.

If Sublessee requests Sublessor's consent to a Transfer, then Sublessee shall so notify Sublessor in writing and provide Sublessor with a written description of all terms and conditions of the proposed Transfer (including, without limitation, the proposed consummation date thereof), copies of the proposed documentation, and any and all financial and other information with respect to Sublessee and the proposed transferee or surviving corporation or entity, as the case may be, that Sublessor may request from time to time, in Sublessor’s reasonable discretion, in order for Sublessor to evaluate the proposed Transfer and determine whether Sublessor will consent thereto.

A consent to a Transfer shall not release Sublessee of any of its obligations hereunder (but rather Sublessee and its transferee shall be jointly and severally liable therefor), or be deemed to be a consent to any subsequent Transfer.  If a default occurs while the Subleased Premises or any part thereof are subject to a Transfer, then Sublessor, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Sublessee and apply such rents against Base Rent and any other amounts due under this Sublease.  Sublessee authorizes its transferees to make payments of rent directly to Sublessor upon receipt of notice from Sublessor to do so.  This Section 7 does not, and shall not be construed to, create any rights in favor of any third parties.  Sublessee shall be responsible for all costs, fees (including, without limitation, attorneys' fees) and expenses incurred by Sublessor in connection with any proposed Transfer (whether or not Sublessor consents thereto and whether or not the Transfer is consummated), excluding any costs and expenses required to demise that portion of the Subleased Premises which is subject to the Transfer (the “Transfer Portion”) from the remainder of the Subleased Premises.

Within ten (10) business days after its receipt of all of the foregoing information, Sublessor shall provide written notice to Sublessee as to whether Sublessor (x) consents to the proposed Transfer, (y) does not consent to the proposed Transfer, or (z) desires to recapture the Transfer Portion; provided, however, that in the event Sublessee requests Sublessor’s consent to a Transfer in the nature of a Change of Control during the initial Term, the First Extension or the Second Extension, within ten (10) business days after its receipt of all of the foregoing information, Sublessor shall provide written notice to Sublessee as to whether Sublessor (x) consents to the proposed Transfer, or (y) desires to recapture the Transfer Portion.  In the event that Sublessor consents to the proposed Transfer, Sublessee may consummate such Transfer on the terms set forth in its notice to Sublessor, provided that if Sublessee fails to consummate such Transfer within ninety (90) days after the date of Sublessor’s notice, Sublessee shall be required to again request Sublessor’s consent to such proposed Transfer and Sublessor shall be entitled to exercise the recapture right described in this paragraph.  For purposes of this Sublease, Sublessor's consent in writing to a proposed Transfer in the nature of a Change of Control shall be deemed an "Approved Change in Control".

If Sublessor elects to recapture the Transfer Portion, Sublessee shall have the right to rescind its request regarding the proposed Transfer by written notice to Sublessor within five (5) business days of Sublessor’s notice of Sublessor's election to recapture the Transfer Portion.  In the event that Sublessor desires to recapture the Transfer Portion, unless Sublessee has rescinded its request pursuant to the preceding sentence, Sublessee and Sublessor shall mutually agree on the date for such recapture (which date shall in no event be earlier than the consummation date proposed in Sublessee’s notice to Sublessor) and Sublessee and Sublessor shall execute an amendment to this Sublease removing the Transfer Portion from the Subleased Premises and making appropriate corresponding changes in this Sublease. In the absence of an agreement between Sublessor and Sublessee on the date of any recapture, the recapture date shall be the later of (i) sixty (60) days (or, in connection with a Change of Control during the initial Term, the First Extension or the Second Extension, one hundred twenty (120) days) after the date of Sublessor’s notice that it intends to recapture the Transfer Portion and (ii) the consummation date proposed in Sublessee’s notice to Sublessor.  Following any such recapture, Sublessor may lease the Transfer Portion (or any other premises in the Building) to the proposed transferee (or any other person or entity) without liability to Sublessee.

If Sublessee Transfers any portion of the Subleased Premises, Sublessee shall pay to Sublessor, as additional rent, fifty percent (50%) of the amount, if any, by which the amounts received by Sublessee in respect of each such Transferred Portion, net of reasonable out-of-pocket costs incurred by Sublessee in connection with such Transfer, exceed the Base Rent and additional rent payable with respect to each such Transferred portion.

8.             Insurance.  Sublessee shall maintain insurance in accordance with the Master Lease and in compliance with all of Sublessor’s obligations under the Master Lease.  Such policies of insurance shall name Sublessor and Master Lessor (and all other persons required by the Master Lease or Master Lessor) as an additional insured, shall contain a cross liability endorsement, and shall provide that the same may not be cancelled except upon 30 days prior written notice to Sublessor and Master Lessor and such other persons.  Sublessee shall provide Sublessor and Master Lessor and such other persons with a certificate or certificates of said policies or, to the extent required by the Master Lease, copies (or originals if required) of said policies.  Sublessee agrees that such insurance shall not be deemed to limit its liability under this Sublease.  Sublessee further agrees to pay to Sublessor, as additional rent, Sublessee’s proportionate share (based on the square footage of the Building allocable to the Subleased Premises) of the cost of insurance related to the Building and taken out by Sublessor.

9.             Casualty and Eminent Domain.  To the extent that Sublessor’s base rent and additional rent abates pursuant to the Master Lease in the event of a fire or other casualty or upon any exercise of the power of eminent domain, Sublessee’s Base Rent and additional rent payable hereunder shall abate on a pro rata basis to the extent that the Subleased Premises are damaged by such fire or other casualty or are subject to such exercise of the power of eminent domain, as the case may be.  To the extent that the Master Lease terminates as the result of any fire or other casualty or any exercise of the power of eminent domain, this Sublease shall likewise terminate.  Sublessee acknowledges and agrees that Master Lessor has reserved and excepted, and Sublessee hereby grants to Sublessor, for and on behalf of Master Lessor, all rights to recover for damages to the Complex and the sub-leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of any taking, damage or destruction.  By way of confirming the foregoing, Sublessee hereby grants and assigns, and covenants with Sublessor to grant and assign to Sublessor, for and on behalf of Master Lessor, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Sublessor, for and on behalf of Master Lessor, may from time to time request, and Sublessee hereby irrevocably appoints Sublessor its attorney-in-fact to execute and deliver in Sublessee’s name all such assignments and assurances.  Nothing contained herein shall be construed to prevent Sublessee from prosecuting in any condemnation proceedings a claim for (or obtaining from an insurance award) the value of any of Sublessee’s removable property installed in the Subleased Premises by Sublessee at Sublessee’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Master Lessor from the taking authority.

10.           Indemnification.  To the fullest extent permitted by law, Sublessee hereby agrees to indemnify and hold harmless and defend Sublessor from and against any and all actions, claims, demands, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) asserted against, imposed upon, or incurred by Sublessor by reason of (a) any violation of any of the terms, covenants, or conditions of the Master Lease or this Sublease caused, suffered, or permitted by Sublessee, its agents, servants, employees, or invitees, and (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Subleased Premises, except to the extent caused by the gross negligence or willful misconduct of Sublessor, its agents, servants, employees, or invitees.  Sublessee acknowledges that the foregoing indemnity includes any losses, costs or damages suffered by Sublessor with respect to the Master Lease to the extent that such losses, costs or damages are caused by Sublessee.

To the fullest extent permitted by law, Sublessor hereby agrees to indemnify and hold harmless and defend Sublessee from and against any and all actions, claims, demands, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) asserted against, imposed upon, or incurred by Sublessee by reason of any violation of any of the terms, covenants, or conditions of the Master Lease or this Sublease caused, suffered, or permitted by Sublessor, its agents, servants, employees, or invitees.  Sublessor acknowledges that the foregoing indemnity includes any losses, costs or damages suffered by Sublessee with respect to the Master Lease to the extent that such losses, costs or damages are caused by Sublessor.

11.           Performance under Master Lease.  As between the parties hereto, Sublessor agrees to observe and perform the terms, covenants and conditions on its part to be observed and performed hereunder and under the Master Lease and to use commercially reasonable best efforts to cause Master Lessor to observe and perform those applicable terms, covenants and conditions to be observed and performed by Master Lessor under the Master Lease with respect to the Subleased Premises.  Sublessee covenants and agrees that Sublessee will not do anything which would constitute a default under the Master Lease or omit to do anything which Sublessee is obligated to do under the terms of this Sublease and which would constitute a default under the Master Lease.  Sublessee covenants and agrees to comply with all provisions of the Master Lease applicable to the Subleased Premises.  To the extent that Sublessee has paid Sublessor, Sublessor covenants and agrees to pay the rent and any additional rent payable as required under the Master Lease and, to the extent that the same is not an obligation of Sublessee, will not do anything or omit to do anything which Sublessor is obligated to do under the terms of the Master Lease and which would constitute a default under the Master Lease.

Sublessor shall not be liable to Sublessee for Master Lessor’s negligence or misconduct or breach of the Master Lease, whether or not such negligence, misconduct or breach otherwise causes a default by Sublessor hereunder.  If, after written request from Sublessee, Sublessor shall unreasonably fail or refuse to take appropriate action for the enforcement of Sublessor’s rights against Master Lessor with respect to the Subleased Premises, Sublessee shall have the right to take such action in its own name and at its own expense, and for that purpose, and only to such extent, all of the rights of Sublessor under the Master Lease shall be and hereby are conferred upon and assigned to Sublessee and Sublessee shall be and is hereby subrogated to such rights to the extent that the same shall apply to the Subleased Premises, provided and only to the extent that such action against Master Lessor in Sublessee’s name shallbe barred by reason of lack of privity of contract.  If Sublessor shall take, or participate in, or shall be requested to participate or assist in any action in the enforcement of Sublessee’s rights against Master Lessor, Sublessee agrees to reimburse Sublessor for all expenses reasonably incurred by Sublessor, including without limitation, the attorney’s fees of Sublessor.  Sublessee hereby agrees to indemnify and hold harmless and defend Sublessor from and against any and all damages, claims, and liabilities to others resulting or allegedly resulting from any action or proceeding taken or instituted by Sublessee (or by Sublessor at Sublessee’s request) pursuant to this section whether or not Sublessor joins in the same.

12.           No Brokers.  Each of Sublessee and Sublessor hereby represents and warrants to the other that it has not dealt with any broker or agent in connection with this Sublease.  Each of Sublessee and Sublessor agrees to indemnify and hold harmless the other against any claim by any broker or agent arising out of a breach of their respective representations and warranties in this Section 12.

13.           No Waiver.  This Sublease, together with those provisions of the Master Lease applicable hereto, contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the leasing of the Subleased Premises and Sublessor’s obligations in connection therewith, and neither Sublessor nor any agent or representative of Sublessor has made or is making, and Sublessee in executing and delivering this Sublease is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Sublease.  The failure of Sublessee or Sublessor to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Sublease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect.  No waiver or modification of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublessee and Sublessor, provided that Sublessor may amend the Master Lease as long as any such amendment does not have a material adverse effect on Sublessee’s rights and obligations hereunder and provided that Sublessor delivers copies of such amendments to Sublessee reasonably promptly after execution thereof.  No surrender of possession of the Subleased Premises or of any part thereof or of any remainder of the term of this Sublease shall release Sublessee from any of its obligations hereunder unless accepted by Sublessor in writing.  The receipt and retention by Sublessor of monthly Base Rent, Incremental Additional Rent or additional rent from anyone other than Sublessee shall not be deemed a waiver of the breach by Sublessee of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a tenant, or as a release of Sublessee from the further keeping, observance or performance by Sublessee of the covenants, agreements, terms, provisions and conditions herein contained.  The receipt and retention by Sublessor of monthly Base Rent, Incremental Additional Rent, or additional rent with knowledge of the breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.

14.           Successors and Assigns.  The obligations of this Sublease shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party hereto is named or referred to.

15.           Notices.  All notices to Sublessor shall be sent to Arthur D. Little, Inc., 20 Acorn Park, Cambridge, MA 02140, Attn: Jose Bairos, with a copy delivered simultaneously to Choate, Hall & Stewart, 53 State Street, Boston, MA 02109  Attention:  Michael S. Sophocles, P.C.; all notices to Sublessee shall be sent to Primix Solutions Inc., One Arsenal Marketplace, Watertown, Massachusetts 02472, Attn: Chief Financial Officer, or to such other address and attention as either party shall notify the other in writing in accordance with the provisions of this Section.

16.           Parking and Signage.  Sublessee shall have the non-exclusive right to use 104 parking spaces in the parking area serving the Subleased Premises at no extra charge.  Signage for Sublessee, at Sublessee’s sole cost and expense, shall be located in the first floor lobby directory, the third floor directory, and on Sublessee’s entrance doors.  All such signage shall be building standard or shall be approved in advance by Sublessor and Master Lessor.  In the event that Sublessor causes a so-called monument sign to be constructed for use by (a) two or more occupants by the Building or (b) one occupant renting less rentable area than the rentable area of the Subleased Premises, Sublessor shall make available to Sublessee at Sublessee’s sole cost and expense, the right to use an area on such monument sign containing approximately 9.9863% of the total useable area of such sign; provided, in any event, that such use shall be in a manner approved in advance by Sublessor and Master Lessor.

17.           Subordination, Non-Disturbance and Attornment Agreements.  Sublessor shall use commercially reasonable good faith efforts to obtain from the Master Lessor and any of its lenders subordination, non-disturbance and attornment agreements for the benefit of Sublessee.  Sublessee acknowledges that Master Lessor and such lenders are under no obligation to provide such agreements to Sublessee, and that any failure of Sublessor to procure such agreements on behalf of Sublessee shall not constitute a default by Sublessor of this Sublease.

18.           Option to Extend.  Provided that, at the time of exercise, (i) this Sublease is still in full force and effect, (ii) no default of Sublessee shall have occurred and be continuing beyond any applicable notice and cure periods, and (iii) the named Sublessee shall not have Transferred any portion of the Subleased Premises, Sublessee shall have the right and option to extend the term of this Sublease for one extended term of approximately ten (10) years (the “Option Term”).  The Option Term shall commence upon the expiration of the Third Extension and shall end at 5:00 p.m. on December 30, 2020.  Sublessee shall exercise such option to extend by giving written notice to Sublessor of its desire to do so not later than twelve (12) months prior to the expiration date of the Third Extension. The giving of such notice of extension by Sublessee shall, automatically extend the Term of this Sublease for the Option Term, and no instrument of renewal or extension need be executed.  In the event that Sublessee fails to give such notice to Sublessor, this Sublease shall automatically terminate at upon the expiration of the Third Extension and Sublessee shall have no further option to extend the Term of this Sublease.  The Option Term shall be on the same terms and conditions of this Sublease except the Base Rent for the Option Term shall be the greater of (a) the Base Rent due for the last year of the Third Extension and (b) the Fair Market Rental Value.

For purposes of this Section 18, the term “Fair Market Rental Value” shall mean the market rental value per year for the Subleased Premises for the Option Term as of the commencement of the Option Term, as agreed by Sublessor and Sublessee, on a triple net basis, and otherwise on the terms and conditions set forth in this Sublease.  If the parties are unable to reach agreement thereon within thirty (30) days after the giving of such notice of extension, then the Fair Market Rental Value shall be determined in accordance with the procedures set forth in the second paragraph of Section B of Exhibit M to the Master Lease.

19.           Option to Expand.  Provided (i) Sublessee is not in default of any of the provisions of this Sublease, (ii) there has occurred an Approved Change in Control (as that term is defined in Section 7 of this Sublease), and (iii) Sublessee is occupying the entire Subleased Premises at the time of such election, Sublessee may, subject to the terms and conditions set forth herein, sublease that portion of the third floor of the Building containing approximately 36,137 net rentable square feet and being more particularly shown on Exhibit C attached hereto and incorporated herein by reference (the "Expansion Space"), by delivering to Sublessor, written notice of Sublessee’s election to include the Expansion Space in the Subleased Premises (the "Expansion Notice").

Notwithstanding anything contained herein to the contrary, Sublessor shall have the right from time to time after the date of this Sublease to enter into subleases, and to grant rights and options, with respect to all or any portion of the Expansion Space with such parties and on such terms as Sublessor may elect, in Sublessor's sole and absolute discretion, from time to time.  Sublessee's right to sublease the Expansion Space pursuant to the provisions of this Section 19 are and at all times shall be subject and subordinate to any and subleases that Sublessor may enter into from and after the date of this Sublease with respect to all or any portion of the Expansion Space, and to any and all rights and options that Sublessor may at any time and from time to time grant to existing or prospective subtenants or other third parties with respect thereto.  Sublessee further acknowledges and agrees that, to the extent Sublessor is at any time now or hereafter engaged in discussions with any existing or prospective subtenants or other third parties with respect to all or any portion of the Expansion Space, Sublessee's rights and option hereunder to sublease the Expansion Space shall be subject to and subordinate to any subleases, agreements, rights and/or options granted or entered into as a result of those discussions.  Sublessee’s rights under this Section 19 shall terminate if Sublessee sublets any portion of the Subleased Premises.

If Sublessee, having the right to do so, properly delivers the Expansion Notice and exercises its option under this Section 19, then, subject to the provisions of this Section 19, Sublessee and Sublessor shall execute an amendment to this Sublease including the Expansion Space in the Subleased Premises on the same terms as this Sublease, except as follows:

(a)           the net rentable square feet of the Subleased Premises shall be increased by the net rentable square feet in the Expansion Space;

(b)           the per rentable square foot Base Rent for the Expansion Space shall be equal to the greater of (1) the product of (i) the rentable square feet in the Expansion Space, multiplied by (ii) the per annum Base Rent per rentable square foot then in effect under this Sublease for the original Subleased Premises, and (2) the Expansion Space Fair Market Rental Value.  For purposes of this Section 19, the Expansion Space Fair Market Rental Value shall mean the market rental value per year for the Expansion Space as of the date of such amendment, as agreed by Sublessor and Sublessee, on a triple net basis, and otherwise on the terms and conditions set forth in this Sublease.  If the parties are unable to reach agreement thereon within thirty (30) days after the Sublessor's receipt of the Expansion Notice, then the Expansion Space Fair Market Rental Value shall be determined in accordance with the procedures set forth in the second paragraph of Section B of Exhibit M to the Master Lease;

(c)           simultaneously with the execution and delivery of such amendment, any unpaid monthly installments on account of the then-existing Security Deposit shall be accelerated and paid to Sublessor in a single lump sum payment, and the Security Deposit shall also be increased by an amount equal to nine (9) months of Base Rent allocable to the Expansion Space, which amounts, in the aggregate, together with any amounts previously paid to Sublessor on account of the Security Deposit, shall thereafter be deemed to constitute and held by Sublessor as the "Security Deposit" under this Sublease;

(d)           the proportionate share of Base Building Operating Expenses allocable to the Subleased Premises and the proportionate share of Operating Expenses of the Complex and Taxes allocable to the Subleased Premises shall be proportionately increased;

(e)           the Expansion Space shall be delivered to Sublessee, and Sublessee shall accept the Expansion Space in its then “AS-IS” condition, without warranty or representation of any kind or nature (express or implied, by operation of law or otherwise), and Sublessor shall have no obligation to perform any work therein (including, without limitation, demolition or any improvements existing therein or construction of any tenant finish work or other improvements therein) and shall not be obligated to reimburse Sublessee or provide any allowance for any costs related to the demolition or construction of improvements therein.

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IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first set forth above.

Sublessor:
ARTHUR D. LITTLE, INC.
By:	/s/ Timothy M. White
Name: Timothy M. White
Title:

Sublessee:
PRIMIX SOLUTIONS INC.

By:	/s/ David W. Chapman
Name: David W. Chapman
Title: Chief Financial Officer

EXHIBIT A

Master Lease

EXHIBIT B

Subleased Premises

EXHIBIT C

Expansion Space